                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)
             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)
                               (Amendment No. 1)/1/

                          LIONBRIDGE TECHNOLOGIES, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   536252 10 9
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d - 1(b)
[ ] Rule 13d - 1(c)
[X] Rule 13d - 1(d)



--------
1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------                                      ---------------------
CUSIP No. 536252109                 13G                      Page 2 of 17 Pages
---------------------                                      ---------------------

--------------------------------------------------------------------------------
1. NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Capital Resource Lenders III, L.P.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [_]

                                                               (b)   [_]
--------------------------------------------------------------------------------
3.   SEC USE ONLY
--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware limited partnership
--------------------------------------------------------------------------------
                                5.   SOLE VOTING POWER

            NUMBER OF           ------------------------------------------------
             SHARES             6.   SHARED VOTING POWER
          BENEFICIALLY                 The reporting person has ceased to own
            OWNED BY                   beneficially more than 5% of the
              EACH                     outstanding Common Stock of Lionbridge
            REPORTING                  Technologies, Inc.
             PERSON             ------------------------------------------------
              WITH              7.   SOLE DISPOSITIVE POWER

                                ------------------------------------------------
                                8.   SHARED DISPOSITIVE POWER
                                       The reporting person has ceased to own
                                       beneficially more than 5% of the
                                       outstanding Common Stock of Lionbridge
                                       Technologies, Inc.
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     The reporting person has ceased to own beneficially more than 5% of the outstanding Common Stock of Lionbridge Technologies, Inc.
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES           [_]
     CERTAIN SHARES*
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     The reporting person has ceased to own beneficially more than 5% of the outstanding Common Stock of Lionbridge Technologies, Inc
--------------------------------------------------------------------------------

12.  TYPE OF REPORTING PERSON*
     PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                      ---------------------
CUSIP No. 536252109                 13G                      Page 3 of 17 Pages
---------------------                                      ---------------------

--------------------------------------------------------------------------------
1. NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Capital Resource Partners III, L.L.C.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [_]

                                                               (b)   [_]
--------------------------------------------------------------------------------
3.   SEC USE ONLY
--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware limited liability partnership
--------------------------------------------------------------------------------
                                5.   SOLE VOTING POWER

            NUMBER OF           ------------------------------------------------
             SHARES             6.   SHARED VOTING POWER
          BENEFICIALLY                 The reporting person has ceased to own
            OWNED BY                   beneficially more than 5% of the
              EACH                     outstanding Common Stock of Lionbridge
            REPORTING                  Technologies, Inc.
             PERSON             ------------------------------------------------
              WITH              7.   SOLE DISPOSITIVE POWER

                                ------------------------------------------------
                                8.   SHARED DISPOSITIVE POWER
                                       The reporting person has ceased to own
                                       beneficially more than 5% of the
                                       outstanding Common Stock of Lionbridge
                                       Technologies, Inc.
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     The reporting person has ceased to own beneficially more than 5% of the outstanding Common Stock of Lionbridge Technologies, Inc.
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES           [_]
     CERTAIN SHARES*
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     The reporting person has ceased to own beneficially more than 5% of the outstanding Common Stock of Lionbridge Technologies, Inc
--------------------------------------------------------------------------------

12.  TYPE OF REPORTING PERSON*
     CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                      ---------------------
CUSIP No. 536252109                 13G                      Page 4 of 17 Pages
---------------------                                      ---------------------

--------------------------------------------------------------------------------
1. NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     CRP Investment Partners III, L.L.C.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [_]

                                                               (b)   [_]
--------------------------------------------------------------------------------
3.   SEC USE ONLY
--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware limited liability company
--------------------------------------------------------------------------------
                                5.   SOLE VOTING POWER

            NUMBER OF           ------------------------------------------------
             SHARES             6.   SHARED VOTING POWER
          BENEFICIALLY                 The reporting person has ceased to own
            OWNED BY                   beneficially more than 5% of the
              EACH                     outstanding Common Stock of Lionbridge
            REPORTING                  Technologies, Inc.
             PERSON             ------------------------------------------------
              WITH              7.   SOLE DISPOSITIVE POWER

                                ------------------------------------------------
                                8.   SHARED DISPOSITIVE POWER
                                       The reporting person has ceased to own
                                       beneficially more than 5% of the
                                       outstanding Common Stock of Lionbridge
                                       Technologies, Inc.
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     The reporting person has ceased to own beneficially more than 5% of the outstanding Common Stock of Lionbridge Technologies, Inc.
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES           [_]
     CERTAIN SHARES*
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     The reporting person has ceased to own beneficially more than 5% of the outstanding Common Stock of Lionbridge Technologies, Inc
--------------------------------------------------------------------------------

12.  TYPE OF REPORTING PERSON*
     CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                      ---------------------
CUSIP No. 536252109                 13G                      Page 5 of 17 Pages
---------------------                                      ---------------------

--------------------------------------------------------------------------------
1. NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Robert C. Ammerman
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [_]

                                                               (b)   [_]
--------------------------------------------------------------------------------
3.   SEC USE ONLY
--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
                                5.   SOLE VOTING POWER

            NUMBER OF           ------------------------------------------------
             SHARES             6.   SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                   2,177,712 shares
              EACH
            REPORTING
             PERSON             ------------------------------------------------
              WITH              7.   SOLE DISPOSITIVE POWER

                                ------------------------------------------------
                                8.   SHARED DISPOSITIVE POWER

                                       2,177,712 shares

--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,177,712 shares

--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES           [_]
     CERTAIN SHARES*
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     6.8%
--------------------------------------------------------------------------------

12.  TYPE OF REPORTING PERSON*
     IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                      ---------------------
CUSIP No. 536252109                 13G                      Page 6 of 17 Pages
---------------------                                      ---------------------

--------------------------------------------------------------------------------
1. NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Fred C. Danforth
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [_]

                                                               (b)   [_]
--------------------------------------------------------------------------------
3.   SEC USE ONLY
--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
                                5.   SOLE VOTING POWER

            NUMBER OF           ------------------------------------------------
             SHARES             6.   SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                   2,177,712 shares
              EACH
            REPORTING
             PERSON             ------------------------------------------------
              WITH              7.   SOLE DISPOSITIVE POWER

                                ------------------------------------------------
                                8.   SHARED DISPOSITIVE POWER

                                       2,177,712 shares

--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,177,712 shares

--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES           [_]
     CERTAIN SHARES*
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     6.8%
--------------------------------------------------------------------------------

12.  TYPE OF REPORTING PERSON*
     IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                      ---------------------
CUSIP No. 536252109                 13G                      Page 7 of 17 Pages
---------------------                                      ---------------------

--------------------------------------------------------------------------------
1. NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Stephen M. Jenks
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [_]

                                                               (b)   [_]
--------------------------------------------------------------------------------
3.   SEC USE ONLY
--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
                                5.   SOLE VOTING POWER

            NUMBER OF           ------------------------------------------------
             SHARES             6.   SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                   2,177,712 shares
              EACH
            REPORTING
             PERSON             ------------------------------------------------
              WITH              7.   SOLE DISPOSITIVE POWER

                                ------------------------------------------------
                                8.   SHARED DISPOSITIVE POWER

                                       2,177,712 shares

--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,177,712 shares

--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES           [_]
     CERTAIN SHARES*
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     6.8%
--------------------------------------------------------------------------------

12.  TYPE OF REPORTING PERSON*
     IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                      ---------------------
CUSIP No. 536252109                 13G                      Page 8 of 17 Pages
---------------------                                      ---------------------

--------------------------------------------------------------------------------
1. NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Alexander S. McGrath
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [_]

                                                               (b)   [_]
--------------------------------------------------------------------------------
3.   SEC USE ONLY
--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
                                5.   SOLE VOTING POWER

            NUMBER OF           ------------------------------------------------
             SHARES             6.   SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                   2,177,712 shares
              EACH
            REPORTING
             PERSON             ------------------------------------------------
              WITH              7.   SOLE DISPOSITIVE POWER

                                ------------------------------------------------
                                8.   SHARED DISPOSITIVE POWER

                                       2,177,712 shares

--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,177,712 shares

--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES           [_]
     CERTAIN SHARES*
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     6.8%
--------------------------------------------------------------------------------

12.  TYPE OF REPORTING PERSON*
     IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1 (a).      Name of Issuer:
-----------      ---------------
                 Lionbridge Technologies, Inc.
Item 1 (b).      Address of Issuer's Principal Executive Offices:
-----------      ------------------------------------------------
                 950 Winter Street
                 Waltham, MA  02451
Item 2 (a).      Name of Person Filing:
-----------      ----------------------
                 Capital Resource Lenders III, L.P. ("CRL III"),
                 Capital Resource Partners III, L.L.C. ("CRP III"),
                 CRP Investment Partners III, L.L.C. ("CRP IP III"),
                 Robert C. Ammerman ("Ammerman"), Fred C. Danforth
                 ("Danforth"), Stephen M. Jenks ("Jenks") and
                 Alexander S. McGrath ("McGrath"). The persons named in this paragraph are referred to individually as a "Reporting Person" and collectively as the "Reporting Persons".

Item 2 (b).      Address of Principal Business Office or, if None, Residence:
-----------      -----------------------------------------------------
                 The address of the principal business office of each of the Reporting Persons is Capital Resource
                 Partners, 85 Merrimac Street, Suite 200, Boston, MA
                 02114.

Item 2 (c).      Citizenship:
-----------      -----------
                 CRL III is a limited partnership organized under the laws of the State of Delaware. CRP III is a limited liability company organized under the laws of the State of Delaware. CRP IP III is a limited liability company organized under the laws of the State of Delaware. Each of Ammerman, Danforth, Jenks and
                 McGrath is a United States citizen.

Item 2 (d).      Title of Class of Securities:
-----------      -----------------------------
                 Common Stock, $.01 Par Value Per Share

Item 2 (e).      CUSIP Number
-----------      ------------
                 536252 10 9

Item 3.          If This Statement is Filed pursuant to Rule 13d-1(b),
------- or 13d-2(b) or (c), Check Whether the Filing Person is a:

                 (a) [ ] Broker or dealer registered under Section 15
                         of the Exchange Act.

                 (b) [ ] Bank as defined in Section 3(a)(6) of the
                         Exchange Act.

                 (c) [ ] Insurance company as defined in
                         Section 3(a)(19) of the Exchange Act.

                 (d) [ ] Investment company registered under
                         Section 8 of the Investment Company Act.

                 (e)  [ ] An investment adviser in accordance with
                          Rule 13d-1(b)(1)(ii)(E);

                 (f)  [ ] An employee benefit plan or endowment fund
                          in accordance with Rule 13d-1(b)(1)(ii)(F);

                 (g)  [ ] A parent holding company or control person
                          in accordance with Rule 13d-1(b)(1)(ii)(G);

                 (h)  [ ] A savings association as defined in Section
                          3(b) of the Federal Deposit Insurance Act;

                 (i)  [ ] A church plan that is excluded from the
                          definition of an investment company under
                          Section 3(c)(14) of the Investment Company
                          Act;

                 (j)  [ ] Group, in accordance with
                          Rule 13d-1(b)(1)(ii)(J).

                 If this statement is filed pursuant to Rule 13d-1(c), check this box. [ ]

Item 4.          Ownership:
-------          ----------
                 (a) Amount Beneficially Owned:
                 CRL III is the record owner of 1,274,202 shares (the
                 "CRL Shares"). As the general partner of CRL III, CRP
                 III may be deemed to own beneficially the CRL Shares.
                 As a member of CRP III, each of Ammerman, Danforth, Jenks and McGrath may be deemed to own beneficially the CRL Shares. CRP IP III is the record owner of 3,510 shares (the "CRP IP Shares"). As a manager of
                 CRP IP III, each of Ammerman, Danforth, Jenks and
                 McGrath may be deemed to own beneficially the CRP IP
                 III Shares. Capital Resource Partners IV, L.P. is the record owner of warrants to purchase 900,000 shares (the "CRP Shares"). As the general partner of Capital Resource Partners IV, L.P., CRP Partners IV, L.L.C. may be deemed to own beneficially the CRP Shares. As a manager of CRP Partners IV, L.L.C., each of Ammerman, Danforth, Jenks and McGrath may be deemed to own beneficially the CRP Shares.

                 (b)      Percent of Class:
                          Each of the Reporting Persons other than Ammerman, Danforth, Jenks and McGrath has ceased to own beneficially more than 5% of the outstanding Common Stock of Lionbridge Technologies, Inc. Each of Ammerman, Danforth, Jenks and McGrath: 6.8%.

                          The foregoing percentages are calculated based on the 31,164,228 shares of Common Stock reported to be outstanding in the Quarterly Report on Form 10-Q of Lionbridge Technologies, Inc. for the quarter ended September 30, 2001.

                 (c)      Number of shares as to which such person has:
                          (i)     Sole power to vote or direct the
                                  vote:  0

                          (ii)    Shared power to vote or to direct
                                  the vote:

                                  Each of Ammerman, Danforth, Jenks
                                  and McGrath:
                                  2,177,712.
                                  Each Reporting Person other than
                                  each of Ammerman, Danforth, Jenks
                                  and McGrath has ceased to own
                                  beneficially more than 5% of the
                                  outstanding common Stock of
                                  Lionbridge Technologies, Inc.

                          (iii)   Sole power to dispose or to direct
                                  the disposition of :  0

                          (iv)    Shared power to vote or to direct
                                  the vote:

                                  Each of Ammerman, Danforth, Jenks
                                  and McGrath:
                                  2,177,712.
                                  Each Reporting Person other than
                                  each of Ammerman, Danforth, Jenks
                                  and McGrath has ceased to own
                                  beneficially more than 5% of the
                                  outstanding common Stock of
                                  Lionbridge Technologies, Inc.

Item 5.           Ownership of Five Percent or Less of a Class:
-------           ---------------------------------------------
                      Each of Ammerman, Danforth, Jenks and McGrath: 2,177,712. Each Reporting Person other than each of Ammerman, Danforth, Jenks and McGrath has ceased to own beneficially more than 5% of the outstanding common
                      Stock of Lionbridge Technologies, Inc. shares.

Item 6.           Ownership of More than Five Percent On Behalf of Another
-------           Person:
                  -------------------------------------------------------------
                      Inapplicable.

Item 7.           Identification and Classification of the Subsidiary Which
-------           Acquired the Security Being Reported on by the Parent Holding
                  Company:
                  -------------------------------------------------------------
                      Inapplicable.

Item 8.           Identification and Classification of Members of the Group:
-------           -------------------------------------------------------------
                     Inapplicable. Each of CRL III, CRP III, CRP IP III, Ammerman, Danforth, Jenks and McGrath expressly disclaim membership in a "group" as defined in Rule 13d-1(b)(ii)(H).

Item 9.           Notice of Dissolution of Group:
-------           -------------------------------
                     Inapplicable.

Item 10.          Certification:
--------          --------------
                     Inapplicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b).

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 6, 2002


CAPITAL RESOURCE LENDERS III, L.P.

By:  Capital Resource Partners III, L.L.C.
      Its General Partner


By:      *
   --------------------------------------------------
      Name:  Robert C. Ammerman
      Title:  Managing Member


CAPITAL RESOURCE PARTNERS III, L.L.C.


By:      *
   --------------------------------------------------
      Name:  Robert C. Ammerman
      Title:  Managing Member


CRP INVESTMENT PARTNERS III, L.L.C.


By:      *
   --------------------------------------------------
      Name:  Robert C. Ammerman
      Title:  Manager


      *
-----------------------------------------------------
Robert C. Ammerman

      *
-----------------------------------------------------
Fred C. Danforth

      *
-----------------------------------------------------

Stephen M. Jenks

      *
-----------------------------------------------------

      *
-----------------------------------------------------
Alexander S. McGrath



                                                * By: /s/ Laura T. Ketchum
                                                      --------------------------
                                                      Laura T. Ketchum
                                                      Attorney-in-Fact

--------------------------------------------------------------------------------
This Schedule 13G was executed by Laura T. Ketchum pursuant to Powers of Attorney filed herewith as Exhibit 2.

                                                                       Exhibit 1

                                    AGREEMENT

      Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Lionbridge Technologies, Inc.

      EXECUTED this 6th day of February, 2002.

CAPITAL RESOURCE LENDERS III, L.P.

By:  Capital Resource Partners III, L.L.C.
      Its General Partner


By:      *
   --------------------------------------------------
      Name:  Robert C. Ammerman
      Title:  Managing Member


CAPITAL RESOURCE PARTNERS III, L.L.C.


By:      *
   --------------------------------------------------
      Name:  Robert C. Ammerman
      Title:  Managing Member


CRP INVESTMENT PARTNERS III, L.L.C.


By:      *
   --------------------------------------------------
      Name:  Robert C. Ammerman
      Title:  Managing Member


      *
-----------------------------------------------------
Robert C. Ammerman

      *
-----------------------------------------------------
Fred C. Danforth

      *
-----------------------------------------------------
Stephen M. Jenks

      *
-----------------------------------------------------
Alexander S. McGrath


                                                * By: /s/ Laura T. Ketchum
                                                      --------------------------
                                                      Laura T. Ketchum
                                                      Attorney-in-Fact


------------------------------------------------------------------------------
This Schedule 13G was executed by Laura T. Ketchum pursuant to Powers of Attorney filed herewith as Exhibit 2.

                                                                       Exhibit 2

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Laura T. Ketchum and Robert C. Ammerman, and each of them, with full power to act without the other, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of this 6th day of February, 2002.

CAPITAL RESOURCE LENDERS III, L.P.

By:  Capital Resource Partners III, L.L.C.
      Its General Partner


By:      /s/ Robert C. Ammerman
   --------------------------------------------------
      Name: Robert C. Ammerman
      Title:  Managing Member


CAPITAL RESOURCE PARTNERS III, L.L.C.


By:      /s/ Robert C. Ammerman
   --------------------------------------------------
      Name: Robert C. Ammerman
      Title:  Managing Member


CRP INVESTMENT PARTNERS III, L.L.C.


By:      /s/ Robert C. Ammerman
   --------------------------------------------------
      Name: Robert C. Ammerman
      Title:  Manager

/s/ Robert C. Ammerman
-----------------------------------------------------
Robert C. Ammerman

/s/ Fred C. Danforth
-----------------------------------------------------
Fred C. Danforth

/s/ Stephen M. Jenks
-----------------------------------------------------
Stephen M. Jenks

/s/ Alexander S. McGrath
--------------------------------------------
Alexander S. McGrath